Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of September 15, 2026, by and among Cheetah Net Supply Chain Service Inc., a Delaware corporation (“Buyer”), Newland Asset Management LLC, a Delaware limited liability company (“Newland”), Redwing Capital LLC, a Texas limited liability company (“Redwing,” and together with Newland, the “Sellers,” and each, a “Seller”), and JoyPak Supply LLC, a Nevada limited liability company (the “Company”).

RECITALS:

WHEREAS, Newland is the legal and beneficial owner of sixty-five percent (65%) of the issued and outstanding membership interests of the Company, and Redwing is the legal and beneficial owner of thirty-five percent (35%) of the issued and outstanding membership interests of the Company (collectively, the “Membership Interests”);

WHEREAS, the Membership Interests collectively constitute one hundred percent (100%) of the issued and outstanding membership interests of the Company;

WHEREAS, the Sellers desire to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase and acquire from the Sellers, all of the Membership Interests, upon the terms and subject to the conditions set forth herein;

WHEREAS, immediately following the Closing, Buyer will own one hundred percent (100%) of the issued and outstanding membership interests of the Company and will be the sole member of the Company.

NOW, THEREFORE, in consideration of the parties’ mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT:

1)	Purchase and Sale. Subject to the terms and conditions set forth herein, the Sellers agree to sell, transfer, and assign to Buyer, and Buyer agrees to purchase and accept from the Sellers, all of the Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), for the consideration specified in Section 2 hereof. Upon consummation of the Closing, Buyer shall own one hundred percent (100%) of the issued and outstanding Membership Interests.

2)	Purchase Price. The aggregate purchase price payable by Buyer to the Sellers as consideration for all of the Membership Interests shall be US$788,000 (the “Purchase Price”). The Purchase Price shall be paid by Buyer to the Sellers in cash by wire transfer of immediately available funds in accordance with written payment instructions jointly executed by the Sellers and delivered to Buyer, substantially in the form attached hereto as Exhibit A (each, a “Payment Instruction”), in the following installments:

(a)	US$88,000 shall be paid within two (2) business days following the execution of this Agreement (the “Initial Payment”), subject to return to Buyer in accordance with Section 3(c) and Section 12; and

(b)	the remaining balance of the Purchase Price, equal to US$700,000, shall be paid within two (2) business days following the Closing (the “Closing Payment”).

The Sellers shall jointly deliver to Buyer a duly executed Payment Instruction prior to each applicable payment date. Payment by Buyer in accordance with the applicable Payment Instruction shall constitute full satisfaction and discharge of Buyer’s obligation with respect to the applicable payment. Buyer shall have no responsibility or liability for the allocation or distribution of the Purchase Price among the Sellers.

3)	Due Diligence; Closing.

(a)	For the avoidance of doubt, the Initial Payment constitutes a partial payment of the Purchase Price only and shall not result in the transfer of any Membership Interests to Buyer. All Membership Interests shall be transferred to Buyer simultaneously at the Closing in accordance with this Agreement.

(b)	Buyer shall conduct its due diligence review of the Company following the execution of this Agreement. The Closing shall take place no later than four (4) weeks after the date of execution of this Agreement, subject to the completion of Buyer’s due diligence review of the Company, on such date and in such manner as the parties may mutually agree and subject to the Sellers’ compliance with the applicable conditions to Closing set forth herein unless waived in writing by Buyer (the “Closing Date”).

(c)	If Buyer identifies, in the course of its due diligence review, a material adverse matter relating to the business, assets, liabilities, financial condition or operations of the Company that was not disclosed to Buyer prior to the execution of this Agreement, Buyer may terminate this Agreement by written notice to the Sellers prior to the Closing. Upon such termination, the Sellers shall promptly return to Buyer all amounts previously paid by Buyer pursuant to this Agreement, including the Initial Payment without deduction or setoff. Upon such repayment, this Agreement shall terminate and, except for any provisions that expressly survive termination, no party shall have any further obligation or liability hereunder. Except as expressly provided herein, the Initial Payment shall be non-refundable and shall be retained by the Sellers if Buyer fails to consummate the Closing in breach of this Agreement.

(d)	From the date of this Agreement until the Closing, the Sellers shall cause the Company to conduct its business in the ordinary course consistent with past practice and shall not, without Buyer’s prior written consent, take any action outside the ordinary course that would reasonably be expected to materially affect the business, assets, liabilities, financial condition, or operations of the Company.

(e)	Buyer’s obligation to consummate the Closing is subject to the satisfaction or waiver by Buyer of the following conditions: (i) the representations and warranties of the Sellers in this Agreement shall be true and correct in all material respects as of the Closing Date; (ii) the Sellers shall have performed in all material respects their obligations required to be performed at or prior to the Closing.

4)	Sellers’ Closing Deliverables. At the Closing, the Sellers shall deliver to Buyer the following:

(a) An assignment of the Membership Interests to Buyer in the form of Exhibit B attached hereto (the “Membership Interest Transfer Power”), duly executed by the Sellers;

(b) a certificate of good standing (or its equivalent) for the Company certified by the Secretary of State or similar Governmental Authority where the Company is required to be qualified, registered, or authorized to do business. For purposes of this Agreement, “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction;

(c) a duly executed written consent of the members of the Company approving and authorizing the transactions contemplated by this Agreement, including the sale, assignment, transfer and conveyance of all of the Membership Interests to Buyer and the admission of Buyer as the sole member of the Company. Such consent shall expressly constitute the approval required by Sections 1.7 and 7.1 of the Amended and Restated Operating Agreement of the Company, adopted as of May 18, 2026 (the “Operating Agreement”), and shall be accompanied by an amended Schedule of Members thereto, effective as of the Closing, reflecting Buyer as the sole member of the Company;

(d) certificates, if any, representing the Membership Interests, duly endorsed for transfer;

(e) a counterpart, joinder, amendment or other instrument relating to the Operating Agreement, if required under the Operating Agreement or applicable law to admit Buyer as the sole member of the Company, duly executed by the applicable parties;

(f) all historical financial statements, trial balances, general ledgers and other financial information of the Company reasonably requested by Buyer and then available, together with such other financial information as Buyer reasonably determines is required at or prior to the Closing to satisfy applicable SEC reporting requirements;

(g) written resignations, effective as of the Closing, of each manager, officer or other authorized person of the Company identified by Buyer in writing prior to the Closing;

(h) evidence reasonably satisfactory to Buyer of the termination, repayment or discharge of all indebtedness of the Company that Buyer has identified in writing prior to the Closing as required to be repaid or discharged at the Closing, together with releases of any related Encumbrances;

(i) all governmental and third-party consents, waivers, approvals and notices required to consummate the transactions contemplated by this Agreement, including any required under any Material Contract, lease, license or other agreement of the Company;

(j) a duly completed IRS Form W-9 or applicable IRS Form W-8 from each Seller;

(k) the Company’s books, records, organizational documents, minute books, membership records and other corporate records in the possession or control of the Sellers or the Company; and

(l) such certificates, instruments and other documents as are reasonably necessary to consummate the transactions contemplated by this Agreement.

5)	Buyer’s Deliverables. At the Closing, Buyer shall deliver to the Sellers a duly executed written consent or resolution of the Board of Directors of Buyer approving and authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby. The Closing Payment shall be paid in accordance with Section 2(b) of this Agreement.

6)	Sellers’ Representations. Each Seller represents and warrants to Buyer that the statements contained in this Section 6 are true and correct as of the date hereof and as of the Closing Date:

(a)	The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada and has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

(b)	Newland is the record owner of and has good and marketable title to sixty-five percent (65%) of the Membership Interests, and Redwing is the record owner of and has good and marketable title to thirty-five percent (35%) of the Membership Interests, in each case free and clear of all Encumbrances. The Membership Interests collectively constitute one hundred percent (100%) of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully paid, and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(c)	The Membership Interests were issued in compliance with applicable laws. Neither the issuance of the Membership Interests nor the transfer thereof violates the articles of organization, the Operating Agreement, or other governing documents of the Company (collectively, the “Governing Documents”), any other agreement, understanding, arrangement or commitment to which either Seller or the Company is a party, or any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity (each, a “Person”).

(d)	There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, preemptive, right of first refusal, or any other right to acquire Membership Interests or commitments of any character relating to the membership interests in the Company or obligating either Seller or the Company to issue or sell any membership interests, or any other interest, in the Company. Other than the Governing Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

(e)	Each Seller has all necessary power and authority to sell, transfer, and deliver its respective portion of the Membership Interests to Buyer and to enter into this Agreement and perform its obligations under this Agreement.

(f)	Neither the execution and delivery of this Agreement or the Membership Interest Transfer Power, nor the consummation of the transactions contemplated by this Agreement, conflicts with, results in a breach of, or constitutes a default under (upon the giving of notice or lapse of time or both) any agreement, contract, lease, license, instrument, or other arrangement to which either Seller is a party or by which either Seller is bound or to which the Membership Interests are subject. The execution, delivery and performance of this Agreement by Sellers have been duly authorized by all necessary action.

(g)	[Reserved].

(h)	There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Sellers’ knowledge, threatened against or by the Company or either Seller: (i) relating to or affecting the Company or any of the Company’s properties, assets, or membership interests; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. The execution, delivery and performance of this Agreement do not and will not:

(a) violate either Seller’s organizational documents or the organizational documents of the Company;

(b) violate applicable law;

(c) result in a breach of any material agreement binding upon the Sellers or the Company; or

(d) create any Encumbrance upon the Membership Interests or the assets of the Company, except, in each case, for conflicts that would not reasonably be expected to be material.

(i)	The Company is in compliance with all governmental orders against, relating to, or affecting the Company or any of its properties or assets.

(j)	The Company has complied, and is now complying, with all laws applicable to it or its business, properties, or assets.

(k)	All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) that are required for the Company to conduct its business have been obtained and are valid and in full force and effect.

(l)	The Company has timely filed all material tax returns required to be filed and has timely paid all material taxes due and payable. There is no pending or, to Sellers’ knowledge, threatened audit, examination, or proceeding relating to any material tax of the Company, and there are no liens for taxes on the assets of the Company other than for current taxes not yet due and payable.

(m)	This Agreement, assuming due authorization, execution, and delivery by the other parties hereto, constitutes a valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms.

(n)	No representation or warranty by either Seller in this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(o)	The financial statements of the Company delivered or made available to Buyer fairly present in all material respects the financial position and results of operations of the Company for the periods presented, and, except as reflected therein or incurred in the ordinary course of business since the date thereof, the Company has no liabilities or obligations that would, individually or in the aggregate, be material to the Company.

(p)	The Governing Documents delivered or made available to Buyer are true, correct and complete copies of the Governing Documents of the Company, are in full force and effect and have not been amended or modified except as disclosed to Buyer. The Operating Agreement, including the Schedule of Members thereto, is the Amended and Restated Operating Agreement of JoyPak Supply LLC adopted as of May 18, 2026, and such Schedule of Members accurately reflects Newland as the holder of sixty-five percent (65%) and Redwing as the holder of thirty-five percent (35%) of the Membership Interests.

(q)	No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Seller or the Company.

(r)	The Sellers have delivered or made available to Buyer true, correct and complete copies of all material contracts, leases, licenses and other agreements to which the Company is a party or by which the Company or any of its assets is bound (collectively, the “Material Contracts”). Each Material Contract is valid and binding in all material respects and in full force and effect, and, to Sellers’ knowledge, neither the Company nor any other party thereto is in material default thereunder. No consent, waiver, notice or approval is required under any Material Contract in connection with the execution or performance of this Agreement or the consummation of the transactions contemplated hereby, except as disclosed in writing to Buyer and obtained or made, as applicable, at or prior to the Closing.

7) Covenants.

(a) Cooperation. Each Party shall execute and deliver any additional documents reasonably necessary to carry out the transactions contemplated by this Agreement.

(b) Company Records. At or promptly following the Closing, the Company shall update the Schedule of Members to the Operating Agreement and its other membership and capitalization records to reflect the transfer of all of the Membership Interests to Buyer and Buyer’s ownership of one hundred percent (100%) of the issued and outstanding membership interests of the Company as the sole member of the Company.

(c) Further Assurances. Each Party shall cooperate in good faith with the other Parties to effectuate the transfer of the Membership Interests and Buyer’s admission as the sole member of the Company.

(d) Financial Information and SEC Reporting. Sellers shall, and shall cause the Company prior to the Closing to, provide Buyer and its independent registered public accounting firm reasonable access to the Company’s books, records, work papers and supporting financial information and shall reasonably cooperate, before and after the Closing, with the preparation, audit, review and filing of any financial statements or other financial information relating to the Company that Buyer reasonably determines is required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Regulation S-X or other applicable rules of the Securities and Exchange Commission (the “SEC”) in connection with the transactions contemplated by this Agreement. Nothing in this Section requires the preparation of audited financial statements except to the extent required by applicable SEC rules.

8) Buyer’s Representations. Buyer represents and warrants to the Sellers that the statements contained in this Section 8 are true and correct as of the date hereof and as of the Closing Date:

(a) Buyer has all necessary power and authority to acquire the Membership Interests, pay the Purchase Price, enter into this Agreement, and perform its obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, conflicts with, results in a breach of, or constitutes a default under (upon the giving of notice or lapse of time or both) any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer is bound.

(c) This Agreement, assuming due authorization, execution, and delivery by the other parties hereto, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

9) Conditions to Closing.

Conditions to Buyer’s Obligations

Buyer’s obligation to consummate the Closing is subject to the satisfaction or written waiver by Buyer of the following conditions:

(a) the representations and warranties of the Sellers shall be true and correct as of the Closing, subject to applicable materiality standards;

(b) the Sellers shall have performed in all material respects their covenants and obligations required to be performed at or prior to the Closing;

(c) all required governmental and third-party approvals shall have been obtained;

(d) no law, order or injunction shall prohibit the transaction;

(e) no event, change or circumstance shall have occurred that has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company (a “Material Adverse Effect”);

(f) Buyer shall have received all required closing deliveries;

(g) all required consents under material contracts shall have been obtained;

(h) all indebtedness and Encumbrances required to be repaid, discharged or released at the Closing shall have been repaid, discharged or released.

Conditions to Sellers’ Obligations

The Sellers’ obligation to consummate the Closing is subject to:

(a) Buyer’s representations and warranties being true and correct as of the Closing;

(b) Buyer having performed in all material respects its covenants and obligations required to be performed at or prior to the Closing;

(c) no law, order or injunction prohibiting the Closing; and

(d) Buyer having delivered the closing documents required under Section 5.

10) Indemnification by Sellers. The Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and each of Buyer’s officers, directors, employees and agents from and against any and all losses, costs, damages, claims, obligations, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and costs), whether known or unknown, contingent or vested, matured or unmatured, and whether or not resulting from third-party claims (collectively, “Claims”), directly or indirectly resulting from, relating to, arising out of or attributable to any of the following:

(a) Any inaccuracy in or breach of any of the representations or warranties of either Seller made in this Agreement; or

(b) Any breach, violation, or default by either Seller of any covenant, agreement, or obligation of such Seller in this Agreement.

(c) All representations and warranties of the parties contained in this Agreement shall survive the Closing for twenty-four (24) months, and the covenants and agreements of the parties shall survive the Closing in accordance with their respective terms. Buyer’s right to indemnification or other remedies based on the representations, warranties, covenants, and agreements of the Sellers shall not be affected by any investigation conducted by Buyer or any knowledge acquired by Buyer before or after the date of this Agreement.

11) Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless the Sellers and each of their respective officers, directors, employees and agents from and against any and all Claims directly or indirectly resulting from, relating to, arising out of or attributable to any of the following:

(a) Any inaccuracy in or breach of any of the representations or warranties of Buyer made in this Agreement; or

(b) Any breach, violation, or default by Buyer under this Agreement.

12) Termination

This Agreement may be terminated prior to the Closing:

(a) by mutual written consent;

(b) by either Buyer or the Sellers if the Closing has not occurred by the date that is four (4) weeks after the date of this Agreement, unless the failure of the Closing to occur by such date is primarily caused by the terminating Party;

(c) by either Buyer or the Sellers if a final, non-appealable governmental order prohibits the transactions contemplated hereby;

(d) by Buyer for a material breach by either Seller that remains uncured for 15 days after written notice; or

(e) by the Sellers for a material breach by Buyer that remains uncured for 15 days after written notice.

Notwithstanding anything to the contrary herein, Buyer may terminate this Agreement by written notice to the Sellers at any time prior to the Closing if Buyer reasonably determines, based on information available to Buyer, that (a) the Sellers or the Company are unlikely to be able to satisfy or perform any material condition to Buyer’s obligation to consummate the Closing or any material closing deliverable required to be delivered by the Sellers or the Company pursuant to this Agreement, or (b) any event, circumstance or condition has occurred or exists that would reasonably be expected to prevent the Sellers or the Company from satisfying or performing any such material condition or closing deliverable by the Closing.

For purposes of this Section, a “material closing deliverable” includes, without limitation, closing deliverables, the financial statements and other financial information required pursuant to Section 7, good and marketable title to the Membership Interests free and clear of all Encumbrances, required governmental or third-party consents, releases of Encumbrances and indebtedness required to be released or repaid at the Closing, organizational and authorization documents, certificates, assignments, resignations, tax forms, books and records, and any other documents or instruments expressly required to be delivered by the Sellers or the Company at the Closing pursuant to this Agreement.

Buyer shall not be required to wait until the Closing Date to exercise its termination right under this Section, and Buyer shall not be required to demonstrate that the Sellers or the Company have actually failed to deliver any such item, provided that Buyer has a reasonable basis to conclude that such failure is reasonably likely to occur.

Upon termination, this Agreement shall become void and have no further effect, except that the provisions relating to expenses, governing law, venue and jurisdiction, and any other provisions expressly intended by their terms to survive termination shall remain effective. Termination shall not relieve any Party from liability for any breach of this Agreement occurring prior to termination. Upon any termination of this Agreement other than a termination resulting from Buyer’s breach of this Agreement, the Sellers shall promptly return to Buyer the Initial Payment without deduction or setoff.

13) Miscellaneous.

(a) The validity, construction, enforcement and effect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. This Agreement shall be construed without regard to any rule of construction regarding the Party responsible for the drafting hereof.

(b) Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in New York County, New York, for any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each Party irrevocably waives any objection based on venue or forum non conveniens with respect to any such action or proceeding.

(c) This Agreement may not be amended or modified except by a writing signed by the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

(d) The headings of the clauses in this Agreement are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(e) If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

(f) The recitals to this Agreement constitute an integral part hereof and are incorporated herein by reference. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements pertaining thereto.

(g) Except as otherwise expressly provided herein, each Party shall bear its own costs and expenses incurred in connection with the negotiation and consummation of this Agreement.

(h) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

(i) This Agreement may be executed in one or more counterparts, including by signature pages delivered in electronic format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:
CHEETAH NET SUPPLY CHAIN SERVICE INC.

By:
Name: Huan Liu
Title: Chief Executive Officer

SELLERS:
NEWLAND ASSET MANAGEMENT LLC

By:
Name: Jieqiong Wang
Title: Manager

REDWING CAPITAL LLC

By:
Name: Shuyan Li
Title: Manager

COMPANY:
JOYPAK SUPPLY LLC

By:
Name:	Jieqiong Wang
Title:	Authorized Representative